Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143391, 333-30515, 333-106092, 333-117773, 333-138208, and 333-138212 on Forms S-8 and Registration Statement No. 333-156542 on Form S-3 of our report dated March 31, 2011 with respect to the 2010 consolidated balance sheet of TIB Financial Corp. and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2010, which report appears in this Annual Report on Form 10-K of TIB Financial Corp. for the year ended December 31, 2011.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida
April 9, 2012